Exhibit 10.2

AMENDED AND RESTATED FINANCIAL COVENANTS AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Financial Covenants Amendment to Amended and Restated Credit Agreement (“Amendment”) effective as of the 31st day of August 2007 (the “Effective Date”), amends and restates that certain Financial Covenant Amendment to Amended and Restated Credit Agreement, amending that certain Amended and Restated Credit Agreement entered into by and between INX, INC. (“Dealer”) and CASTLE PINES CAPITAL LLC (“CPC”) on April 30, 2007, as amended on August 1, 2007 (“Agreement”).

WHEREAS, Reseller has requested that CPC extend credit to permit Reseller to effect an Approved Acquisition pursuant to the Agreement; and

WHEREAS, CPC is willing to accommodate such request for credit upon and subject to the terms, conditions and provisions of this Amendment and the Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CPC and Reseller agree that the following paragraphs are incorporated into the Agreement as if fully and originally set forth therein (capitalized terms shall have the same meaning as defined in the Agreement unless otherwise indicated) and replace, in their entirety, such similarly entitled paragraphs in the Agreement:

1.           “Current Ratio.  Reseller will at all times maintain on a consolidated basis a ratio of current assets to Current Liabilities of at least 1.10:1.0.

For purpose of this paragraph:  :‘Current Liabilities’ includes (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above; provided, however, that only scheduled principal payments in connection with the CPC Acquisition Loan for any 12 month period shall be deemed to be Current Liabilities for the purposes of compliance with this Current Ratio covenant and (ii) ‘CPC Acquisition Loan” means the acquisition loan made by CPC to Reseller on August 31, 2007 in the aggregate principal amount of Six Million Dollars ($6,000,000).  This ratio will be calculated at the end of each fiscal quarter, using fiscal year-to-date results on an annualized basis.”

2.           “Tangible Net Worth.  Reseller will at all times maintain on a consolidated basis tangible net worth equal to at least Six Million Dollars ($6,000,000) through December 30, 2007 and at least Eight Million Dollars ($8,000,000) thereafter.

For purpose of this paragraph:  (i) ‘Tangible Net Worth’ means as of any date the sum of Resellers’ (i) net worth as reflected on its last twelve-month consolidated fiscal financial statements, plus (ii) net earnings since the end of such fiscal year, both after provision for taxes and with Inventory determined on a first in, first out basis, plus (iii) Subordinated Debt, minus the sum of Reseller’s (A) intangible assets, including, without limitation, deposits, unamortized leasehold improvements, goodwill, deferred income taxes, franchises, licenses, patents, trade names, copyrights, service marks, brand names, covenants not to compete and any other asset which would be treated as an intangible under generally accepted accounting principles, plus (B) prepaid expenses (however such item shall not include prepaid inventory), plus (C) franchise fees, plus (D) notes, Accounts and other amounts owed to it by any Guarantor, affiliate or employee of any Reseller plus (E) losses since the end of such fiscal year, plus (F) interest in the cash surrender value of officer’s or shareholder’s life insurance policies; and (ii) ‘Subordinated Debt’ means liabilities subordinated to the Reseller’s obligations to CPC in a manner acceptable to CPC, using CPC’s standard form.  This covenant will be tested at the end of each fiscal quarter.”

3.           “Minimum Working Capital.  Reseller will at all times maintain a minimum working capital of Six Million Five Hundred Thousand Dollars ($6,500,000).  Working Capital shall be defined as Current Assets minus Current Liabilities.

For purposes of this paragraph:  (i) ‘Current Assets’ includes all obligations classified as current assets under generally accepted accounting principles and (iii) ‘Current Liabilities’ includes (a) all obligations classified as current liabilities under generally accepted accounting principles, plus (b) all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included under (a) above; provided, however, that only scheduled principal payments in connection with the CPC Acquisition Loan for any 12 month period shall be deemed to be Current Liabilities for the purposes of compliance with this Current Ratio covenant, (ii) ‘CPC Acquisition Loan’ means the acquisition loan made by CPC to Reseller on August 31, 2007 in the aggregate principal amount of Six Million Dollars ($6,000,000).  This ratio will be calculated at the end of each INX Accounting Period.”

4.           “Total Liabilities to Tangible Net Worth Ratio.  Reseller will at all times maintain on a consolidated basis a ratio of Total Liabilities (excluding liabilities subordinated to the Reseller’s obligations to CPC in a manner acceptable to CPC, using CPC’s standard form) to Tangible Net Worth not exceeding 8.50 to 1.00 through December 30, 2007 and not exceeding 6.00:1.00 thereafter.

For purpose of this paragraph:  (i) ‘Total Liabilities’ means the sum of current liabilities plus long term liabilities; and (ii) ‘Tangible Net Worth’ means as of any date the sum of Resellers’ (i) net worth as reflected on its last twelve-month consolidated fiscal financial statements, plus (ii) net earnings since the end of such fiscal year, both after provision for taxes and with Inventory determined on a first in, first out basis, plus (iii) Subordinated Debt, minus the sum of Reseller’s (A) intangible assets, including, without limitation, deposits, unamortized leasehold improvements, goodwill, deferred income taxes, franchises, licenses, patents, trade names, copyrights, service marks, brand names, covenants not to compete and any other asset which would be treated as an intangible under generally accepted accounting principles, plus (B) prepaid expenses (however such item shall not include prepaid inventory), plus (C) franchise fees, plus (D) notes, Accounts and other amounts owed to it by any Guarantor, affiliate or employee of any Reseller plus (E) losses since the end of such fiscal year, plus (F) interest in the cash surrender value of officer’s or shareholder’s life insurance policies.  This ratio will be calculated at the end of each fiscal quarter, using fiscal year-to-date results on an annualized basis.”

Reseller waives notice of CPC’s acceptance of this Financial Covenants Amendment.  All other terms and provisions of the Agreement, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect.

(Signature Page(s) to Follow)

IN WITNESS WHEREOF, Reseller and CPC have executed this Amended and Restated Financial Covenants Amendment on this 31st day of August, 2007.

INX, INC.

By: /s/ Brian Fontana
Name: Brian Fontana
Title: Vice President and
Chief Financial Officer

CASTLE PINES CAPITAL LLC

By: /s/ John Schmidt
Name: John Schmidt
Title: Managing Partner